Exhibit 3.13

COUCHE-TARD/MAC’S S.E.C./ COUCHE-TARD/MAC’S L.P.

LIMITED PARTNERSHIP AGREEMENT

between

DEPAN-ESCOMPTE COUCHE-TARD INC.

and

C CORP INC.

and

MAC’S CONVENIENCE STORES INC.

and

3887961 CANADA INC.

TABLE OF CONTENTS

1.	INTERPRETATION

1.1 Definitions
1.2 Headings and Table of Contents
1.3 Gender and Number
1.4 Currency
1.5 Generally Accepted Accounting Principles
1.6 Invalidity of Provisions
1.7 Entire Agreement
1.8 Waiver, Amendment
1.9 Governing Law

2.	CREATION OF THE LIMITED PARTNERSHIP

2.1 Creation of the Limited Partnership
2.2 Name
2.3 Duration
2.4 Purposes of the Partnership
2.5 Principal Establishment

3.	RELATIONSHIP BETWEEN PARTNERS

3.1 Status and Capacity of General Partner
3.2 Status and Capacity of Special Partners
3.3 Limitations on Authority of Special Partners
3.4 Other Activities of Special Partners
3.5 Choice of Court Jurisdiction

4.	CAPITAL OF THE LIMITED PARTNERSHIP

4.1 Capital
4.2 Capital Account
4.3 Additional Contributions and Funding
4.4 Failure to Provide Additional Contributions
4.5 No Additional Contribution
4.6 No Distribution to the Public

5.	MATTERS RELATING TO THE DISPOSITION AND ACQUISITION OF PARTNERSHIP INTEREST

5.1 Restriction

5.2 Transfer to an Affiliate
5.3 Affiliate to be Bound by Agreement
5.4 Undertaking to Maintain Control of Affiliate
5.5 Admission of new Partner

6.	RIGHT OF FIRST REFUSAL

6.1 Conditions to Transfer
6.2 Offer to Sell
6.3 Third Party Offer to Purchase
6.4 Piggy-Back Right
6.5 Condition Precedent to Transfer
6.6 Closing of Transfer of a Selling Partner’s Interest
6.7 Prescribed Price
6.8 Delays for Governmental Approvals

7.	PROFITS AND LOSSES

7.1 Participation
7.2 Method of Calculation of Profits and Losses
7.3 Net Losses, if Any
7.4 Annual Allocation of Net Profits
7.5 Interim Allocations
7.6 Distribution

8.	MANAGEMENT AND ADMINISTRATION OF THE LIMITED PARTNERSHIP

8.1 General Principles
8.2 Authority of General Partner
8.3 Powers and Duties of the General Partner
8.4 Discharge of Powers and Execution of Functions
8.5 Protection of Limited Liability of Special Partners
8.6 Auditors and Financial Statements
8.7 Fiscal year
8.8 Signature of Cheques
8.9 Signature of Contracts
8.10 Precedence of Civil Code

9.	REPLACEMENT OR RESIGNATION OF PARTNERS

9.1 Replacement
9.2 No Resignation

10.	DISSOLUTION OF THE LIMITED PARTNERSHIP

10.1 Events of Voluntary Dissolution
10.2 Renewal, Reinstatement or Continuation
10.3 Liquidator

ii

10.4 Liquidation of Assets
10.5 Distribution of Liquidation Proceeds

11.	AMENDMENTS TO AGREEMENT

12.	GENERAL PROVISIONS

12.1 Notices
12.2 Successors and Assigns
12.3 Additional Instruments
12.4 Time of Essence

iii

LIMITED PARTNERSHIP AGREEMENT entered into on the 24th day of April 2001.

BETWEEN:

DEPAN-ESCOMPTE COUCHE-TARD INC., a corporation incorporated under the Laws of Québec, having its head office in the City of Laval.  Province of Quebec, represented herein by Richard Fortin, its Executive Vice-President and Chief Financial Officer, duly authorized for the purposes hereof as he so declares;

(“Depan”)

AND:

C CORP INC., a corporation incorporated under the Laws of Canada, having its head office in the City of Laval, Province of Québec, represented herein by Richard Fortin, its Executive Vice-President and Chief Financial Officer, duly authorized for the purposes hereof as he so declares;

(“C Corp”)

AND:

MAC’S CONVENIENCE STORES INC., a corporation incorporated under the Laws of Ontario, having its head office in the City of Scarborough, Province of Ontario, represented herein by Richard Fortin, its Executive Vice-President and Chief Financial Officer, duly authorized for the purposes hereof as he so declares;

(“Mac’s”)

AND:

3887961 CANADA INC., a corporation incorporated under the Laws of Canada, having its head office in the City of Laval, Province of Québec, represented herein by Richard Fortin, its President, duly authorized for the purposes hereof as he so declares;

(“Canada Inc.”)

WHEREAS the parties hereto wish to create a limited partnership under the laws of the province of Québec;

WHEREAS the parties hereto wish to enter into this Agreement in order to provide for, among other things, the creation, management and administration of the limited partnership and the governing of their relationships as partners of the limited partnership.

NOW THEREFORE, the parties hereto agree as follows:

1.             INTERPRETATION

1.1          Definitions

The following terms and expressions wherever used in this Agreement shall have the following meaning:

1.1.1        “Acceptance Period” shall have the meaning ascribed to that term in Section 6.3.2;

1.1.2        “Affiliate” means with respect to any company, corporation or partnership, any Person which, at the relevant time, directly or indirectly, Controls, is Controlled by, or is under common Control with, such company, corporation or partnership.  “Control” as used in this Agreement, whether as a noun or as a verb shall mean (i) as to any company or corporation, the ownership, directly or indirectly, of voting shares entitling the holder thereof to elect a majority of the directors of such company or corporation and, (ii) as to any partnership, the ownership, directly or indirectly, of more than 50% of the units or common stock of such partnership.

If each of two Persons is an Affiliate of another Person, each of such two Persons is deemed to be an Affiliate of the other.

A Person is not an Affiliate of another Person only by reason of the fact that it is a partner in a partnership that is an Affiliate of such other Person.

1.1.3        “Agreement” means this Limited Partnership Agreement and all schedules, attached hereto, in each case as they may be amended or supplemented from time to time, and the expression “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement; and unless otherwise indicated, references to Articles and Sections are to articles and sections in this Agreement;

1.1.4        “Business” means initially the management, holding purchase and sale of assets related to the businesses conducted by Alimentation Couche-Tard Inc. and its Affiliates as well as any commercial activity directly or indirectly related thereto:

1.1.5        “Business Day” means any day which is not a Saturday or a non juridical day for the purpose of the Code of Civil Procedure of the Province of Québec;

1.1.6        “Capital” means the capital of the Limited Partnership as provided in Article 4 hereof and the term “Capital”, for the purposes hereof, is synonymous with the term “common stock” used in the relevant articles of the Civil Code pertaining to limited partnerships;

1.1.7        “Capital Account” of a Partner means an account to which is credited all contributions to the Capital of the Partnership received by the Partnership from or on behalf of such Partner pursuant to Article 4, plus any Net Profits allocated to such Partner pursuant to Article 7, less any Net Losses allocated to such Partner pursuant to Article 7 and any distributions made to such Partner pursuant to Section 8.6;

1.1.8        “Civil Code” means the Civil Code of Québec;

1.1.9        “Commencement Date” means the date of execution of this Agreement;

1.1.10      “Declaration of Limited Partnership”  means the declaration of registration, as it may be modified from time to time, in respect of the Partnership, in accordance with the provisions of the Civil Code and of the Act respecting the legal publicity of sole proprietorships, partnerships and legal persons (Québec);

1.1.11      “Dispute” means any dispute, controversy or claim arising out of or relating to this Agreement;

1.1.12      “General Partner” means Canada Inc. and/or any other Person who may become a general partner of the Limited Partnership in accordance with the provisions of this Agreement;

1.1.13      “Insider Offer” shall have the meaning ascribed to that term in Section 6.3.1;

1.1.14      “Interest” of a Partner in the Limited Partnership, at any time, means the aggregate amount of its contributions to Capital, plus the aggregate amount of Net Profits allocated to it but not yet distributed, (i) less the aggregate amount of its withdrawals of Capital and (ii) the aggregate amount of Net Losses allocated to it and all the rights, title and interest of such Partner under this Agreement;

1.1.15      “Limited Partnership” or “Partnership” means the limited partnership created and organized under this Agreement and governed by it;

1.1.16      “Net Losses”, for any period, means the amount by which the total revenues of the Limited Partnership for the period in question including, without limitation, realized capital gains and extraordinary items, is exceeded by all expenses for such period including, without limitation, realized capital losses, depreciation, amortization and reserves, the whole computed in accordance with the rules set forth in Article 7 hereof;

1.1.17      “Net Profits”, for any period, means the amount by which the total revenues of the Limited Partnership for the period in question including, without limitation, realized capital gains and extraordinary items exceeds all expenses for the same period including, without limitation, realized capital losses, depreciation, amortization and reserves, the whole computed in accordance with the rules set forth in Article 7 hereof;

1.1.18      “Non-Selling Partner” shall have the meaning ascribed to that term in Section 6.3.1;

1.1.19      “Notice of Acceptance” shall have the meaning ascribed to that term in Section 6.3.2;

1.1.20      “Offeree” shall have the meaning ascribed to that term in Section 6.2.1;

1.1.21      “Offering Partner” shall have the meaning ascribed to that term in Section 6.2.1;

1.1.22      “Offer to Sell” shall have the meaning ascribed to that term in Section 6.2.1;

1.1.23      “Offered Interest” shall have the meaning ascribed to that term in Section 6.2.1;

1.1.24      “Parent” shall refer to a Person who, directly or indirectly, ultimately Controls a Special Partner;

1.1.25      “Participation” of a Partner in the Limited Partnership, at any time, means the percentage that the Interest of the Partner at that time is of the Interest of all Partners at that time; provided, however, that the Participation of a Special Partner in the Limited

Partnership following an additional contribution to Capital made pursuant to Sections 4.3 and 4.4 shall be adjusted using the following rules if, as a result of such adjustment the Participating Partner’s Participation is greater than would be the case if the nominal amount of the Capital contribution pursuant to Section 4.4 were added to the Participating Partner’s Capital Account in accordance with Section 4.2:

(i)

firstly, the fair market value of the Limited Partnership shall be determined immediately before the time such a contribution to Capital is made, by a recognized independent auditing firm from among the “Big Five”, chosen jointly by the Special Partners or, failing agreement of Special Partners on the choice of such firm, appointed by a judge of the Superior Court of Québec of the district of Montréal;

(ii)

secondly, the fair market value of the Interest of each Special Partner and of the General Partner shall be determined immediately before the time such a contribution to Capital is made, to reflect the fair market value of the Limited Partnership as determined in paragraph (i) above;

(iii)	the Participation of such Special Partner shall be equal to the percentage obtained by dividing

a)     the sum of the fair market value of the Interest of such Special Partner as determined pursuant to paragraph (ii) above and the nominal value of its additional contribution to Capital pursuant to Sections 4.3 and 4.4, by

b)     the sum of the fair market value of the Interests of all Special Partners and of the General Partner as determined pursuant to paragraph (ii) above and the nominal value of the additional contribution to Capital pursuant to Sections 4.3 and 4.4.

1.1.26      “Partner” means any Special Partner or General Partner;

1.1.27      “Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

1.1.28      “Piggy-back Offer to Purchase” has the meaning ascribed to such term in Section 6.4;

1.1.29      “Prescribed Price” shall have the meaning ascribed to that term in Section 6.7;

1.1.30      “Prime Rate of the National Bank of Canada” means the annual interest rate announced by the National Bank of Canada as being its reference rate to determine interest rates on commercial loans made in Canadian dollars by the bank in Canada;

1.1.31      “Register” means the register of Partners required pursuant to Article 2239 of the Civil Code and kept in accordance with Section 8.3.1 hereof;

1.1.32      “Sale Notice” shall have the meaning ascribed to that term in Section 6.3.1;

1.1.33      “Selling Partner” shall have the meaning ascribed to that term in Section 6.1;

1.1.34      “Special Partner” means Depan, C Corp, Mac’s and/or any other Person who may become a special partner of the Limited Partnership in accordance with the provisions of this Agreement;

1.1.35      “Third Party” shall have the meaning ascribed to that term in Section 6.1;

1.1.36      “Third Party Offer to Purchase” shall have the meaning ascribed to that term in Section 6.3.1;

1.1.37      “Third Party Offer to Sell” shall have the meaning ascribed to that term in Section 6.2.3; and

1.1.38      “Transfer” includes any sale, exchange, assignment, gift, bequest, disposition, hypothec, mortgage, charge, pledge, encumbrance, grant of security interest or other arrangement by which possession, legal title or beneficial ownership passes from one Person to another, or to the same Person in a different capacity, whether or not voluntary and whether or not for value, and any agreement to effect any of the foregoing; and the words “Transferred”, “Transferring” and similar words have corresponding meanings.

1.2          Headings and Table of Contents

The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.3          Gender and Number

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.4          Currency

Except as expressly provided in this Agreement, all amounts in this Agreement are stated and shall be paid in Canadian currency.

1.5          Generally Accepted Accounting Principles

In this Agreement, except to the extent otherwise expressly provided, references in this Agreement to generally accepted accounting principles mean, for all principles stated in the Handbook of the Canadian Institute of Chartered Accountants in effect at the relevant time, such principles so stated.

1.6          Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

1.7          Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement.  There are no warranties, representations or agreements between the parties in connection with such subject matter except as specifically set forth or referred to in this Agreement.  No reliance is placed on any representation, opinion, advice or assertion of fact made by any party hereto, or its directors, officers and agents, to any other party hereto or its directors, officers and agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement.  Accordingly, there shall be no liability assessed in relation to any such representation, opinion, advice or assertion of fact, except to the extent aforesaid.

1.8          Waiver, Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

1.9          Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Québec and the laws of Canada applicable therein.

2.             CREATION OF THE LIMITED PARTNERSHIP

2.1          Creation of the Limited Partnership

The Limited Partnership is hereby constituted by the Partners under this Agreement and under the provisions of Articles 2236 and following of the Civil Code.  The Limited Partnership is governed by the provisions of this Agreement.

2.2          Name

The name of the Limited Partnership shall be “Couche-Tard/Mac’s S.E.C.” and its English version “Couche-Tard/Mac’s L.P.”.

2.3          Duration

The Limited Partnership commences on the Commencement Date and shall have an indefinite duration.

2.4          Purposes of the Partnership

The purposes and objects of the Limited Partnership are to carry on the Business.  The Partnership shall have the power and authority, by itself or with others, to take all necessary actions related thereto.

2.5          Principal Establishment

The principal establishment of the Limited Partnership shall be in the City of Laval in the Province of Québec at the place determined from time to time by the General Partner.  The principal establishment of the Limited Partnership shall, at all times during the duration of the Limited Partnership, remain in the Province of Québec.

3.             RELATIONSHIP BETWEEN PARTNERS

3.1          Status and Capacity of General Partner

The General Partner represents and warrants to the Special Partners the following:

3.1.1        it is and will continue to be a valid and subsisting corporation under the laws of Canada or such other jurisdiction under which a successor to the General Partner may be incorporated or continued;

3.1.2        it has and will continue to have the capacity and power to act as the General Partner and to perform its obligations under this Agreement without conflicting with its articles of incorporation or being in default under any agreement by which it is bound;

3.1.3        it will not carry on any business other than acting as General Partner of the Limited Partnership;

the above-mentioned representations and warranties being also made for the benefit of each Person who shall, subsequent to the date hereof, become holder of an Interest of the Partnership, each such Person being deemed to accept the benefit of these representations and warranties by the fact and from the time that it so becomes holder of an interest.

3.2          Status and Capacity of Special Partners

Each of the Special Partners represents and warrants to the General Partner that it has and will have the capacity and authority to enter into and to be bound by this Agreement and will provide such evidence thereof as the General Partner may reasonably require, the preceding representation and warranty being also made for the benefit of each Person who shall, subsequent to the date hereof, become Partner; each such Person shall, on the one hand, be deemed to accept the benefit of this representation and warranty by the fact and from the time that it becomes Partner, and, on the other hand, be deemed to have made the same representation and warranty and be prepared to provide such evidence thereof as the General Partner may reasonably require.

The number of Special Partners of the Partnership is limited to fifty (50), exclusive of present and former employees of the Partnership or of an Affiliate of the Partnership, two or more Special Partners holding a Participation or a portion thereof jointly being counted as a single Special Partner.

3.3          Limitations on Authority of Special Partners

No Partner except the General Partner shall:

3.3.1        be or purport to be entitled to take part in the management or control of the Business of the Partnership;

3.3.2        be or purport to be entitled to make any commitment on behalf of or otherwise obligate or bind the Partnership;

3.3.3        otherwise than by voting on a resolution of the Partners, be or purport to be entitled, as such, to make any commitment on behalf of or otherwise obligate or bind any other Partner.

3.4          Other Activities of Special Partners

A Special Partner may not give other than an advisory opinion with regard to the management of the Partnership.  A Special Partner may engage in or hold a participation or interest in any other business and will not be liable to account therefor to the Partnership or any Partner.

3.5          Choice of Court Jurisdiction

Subject to Article 12, all issues arising as to the status, rights or obligations of any Person as General Partner or as a Special Partner shall be decided exclusively by the courts having jurisdiction in the judicial district of Montréal, Québec which courts shall alone be competent to determine any such issue.

4.             CAPITAL OF THE LIMITED PARTNERSHIP

4.1          Capital

The Capital of the Partnership shall be composed of the aggregate amount of the Capital contributions of all the Partners from time to time.  The initial capital of the Partnership is composed of the contribution of the General Partner, in the amount of $10 and of contributions of Depan, C Corp and Mac’s as Special Partners for the following amounts:

• Depan:	$10;
• C Corp:	$10;
• Mac’s:	$10;

4.2          Capital Account

All contributions received by the Partnership from or on behalf of a Partner as a Capital contribution pursuant to this Article 4 shall be credited by the General Partner to the appropriate Capital Account maintained for such Partner.

4.3          Additional Contributions and Funding

The Partners may provide funds to the Partnership by way of contribution to the Capital of the Partnership, each to the extent of its Participation, as it stands at the relevant time unless otherwise agreed upon by the Partners unanimously, to carry on the Business or, as the case may be, to prevent the Partnership from being or remaining in default pursuant to any obligation or financial covenant to which the Partnership is bound.  Each Partner may determine that additional contributions to the Capital of the Partnership are required for the purposes of this Section 4.3 and in such a case, shall advise the other Partners of its determination.  All Partners agreeing to make a Capital contribution in accordance with such determination shall contribute their proportional portion of such additional contributions no later than 30 Business Days from receipt of the notice of the Partner having determined that such additional contributions are required.

Each Partner shall within said 30-Business-day delay notify the General Partner in writing of whether or not it accepts to provide such funds, failing which it shall be deemed to have refused.

4.4          Failure to Provide Additional Contributions

If, and only if, a Special Partner (the “Non-Participating Partner”) fails or is unwilling to make, within the prescribed delay, a Capital contribution to the Partnership pursuant to Section 4.3 and provided another Special Partner (the “Participating Partner”) has made, or has undertaken in writing to make, its Capital contribution as determined in Section 4.3, then the Participating Partner may, at its option, advance to the Partnership the share of the Non-Participating Partner.  Unless the Non-Participating Partner reimburses the Participating Partner the amount of such advance, together with interest at an annual rate equal to the Prime Rate of the National Bank of Canada plus 3%, within 30 Business Days from the date of such advance, the Participation of the Non-Participating Partner shall be diluted as provided in Section 1.1.25.

Any Special Partner which fails to contribute to the capital of the Partnership pursuant to this Section 4.4 agrees that its Participation shall be diluted to the extent another Special Partner or other Special Partners have made such contributions pursuant to this same Section 4.4.

For greater certainty, it is understood and agreed that a Special Partner’s undertaking to make a Capital contribution pursuant to this Section 4.4 may be, as indicated in that Special Partner’s undertaking, conditional upon the Partnership obtaining, either from any other Special Partner or from a financial institution by way of loans or advances, the balance of the funds needed for the specific purpose for which they were needed.

4.5          No Additional Contribution

Except as provided in Article 2242 of the Civil Code, a Special Partner may not be required to make any contribution in addition to its agreed contribution to the Capital of the Limited Partnership pursuant to Section 4.3 hereof.  Nothing herein shall relieve the General Partner from its responsibility for debts, obligations and liabilities of the Limited Partnership as provided by the Civil Code.

4.6          No Distribution to the Public

Any distribution to the public of securities issued by the Partnership is prohibited.

5.             MATTERS RELATING TO THE DISPOSITION AND ACQUISITION OF PARTNERSHIP INTEREST

5.1          Restriction

Except as otherwise provided herein, no Partner shall, directly or indirectly, Transfer or solicit any offer to Transfer its Interest or any portion thereof without complying with the provisions of this Article 5 and of Article 6.

5.2          Transfer to an Affiliate

A Special Partner may Transfer its Interest or any portion thereof to an Affiliate if at the time of the Transfer to such Affiliate the Special Partner is not in default to comply with provisions of this Agreement.

5.3          Affiliate to be Bound by Agreement

As a further condition to any Transfer effected pursuant to this Article 5, the Affiliate to which a Special Partner’s Interest is Transferred shall have immediately prior to such Transfer, confirmed in writing to the other Partners that it is bound by the provisions of this Agreement as if it had been a signatory hereto and shall be considered as a Special Partner for all purposes hereunder.

5.4          Undertaking to Maintain Control of Affiliate

No Special Partner may cease to be an Affiliate of the Person that was its Parent at the time it initially became a Special Partner.

5.5          Admission of new Partner

No Person shall be admitted as a Partner of the Partnership without the written consent of all the Partners and the execution by such Person of an agreement in form and substance satisfactory to all Partners, providing that such Person shall fully comply with the terms of this Agreement and providing for the contribution of such Person to the Capital of the Partnership.

6.             RIGHT OF FIRST REFUSAL

6.1          Conditions to Transfer

A Special Partner (for the purposes of this Section and Section 6.3 the “Selling Partner”) may Transfer its Interest to a Person (the “Third Party”) who is not an Affiliate of such Selling Partner, if and only if;

6.1.1        the Selling Partner has complied, prior to the sale of its Interest, with Section 6.3 or 6.2, as the case may be; and

6.1.2        the Selling Partner has complied, prior to the sale of its Interest with Section 6.5; and

6.1.3        the Third Party is acceptable to the Non-Selling Partners, acting reasonably, it being understood that the Non-Selling Partners shall have 10 days following written notice by the Selling Partner to indicate their refusal, failing which they shall be deemed to have accepted; and

6.1.4        the Selling Partner is not in default under this Agreement.

6.2          Offer to Sell

6.2.1        Should at any time when it is not in receipt of a Third Party Offer to Purchase, a Special Partner (for the purpose of this Section 6.2, the “Offering Partner”) intend to dispose, of any portion of its Interest (the “Offered Interest”) to a Third Party, it shall give notice to each and every Special Partner (the “Offerees”) of such intention, which notice shall contain an offer to sell (the “Offer to Sell”) the Offered Interest for the monetary consideration and upon the terms and conditions therein set out.

6.2.2        The Offerees by delivery to the Offering Partner of a written notice (a “Notice of Acceptance”) on or before the sixtieth (60th) calendar day after the date of delivery of the Sale Notice (the “Acceptance Period”) may:

(i)            accept the Offer to Sell in such proportion amongst the Offerees as they may indicate in the Notice of Acceptance and accept to purchase on the terms of the Offer to Sell the Offered Interest, and the Offering Partner shall sell the Offered Interest to the Offerees on such terms; or

(ii)           agree that the Offering Partner may sell the Offered Interest to a Third Party on the terms and conditions contained in the Offer to Sell subject to Section 6.1; or

(iii)          agree that the Offering Partner may sell the Offered Interest to a Third Party on the terms and conditions contained in the Offered to Sell, subject to the Offerees participating in the sale in accordance with Section 6.4.2.

6.2.3        If, at the expiration of the Acceptance Period referred to in Section 6.2.2, the Offerees have not exercised their right of first refusal with respect to all of the Offered Interest offered pursuant thereto or have not replied, within the Acceptance Period, to the Offer to Sell, the Offering Partner may, subject to the provisions of Section 6.1 and during the 180-day period after the expiration of the Acceptance Period, sell all, but not less than all of the Offered interest and such additional portion of the Capital of the Partnership held by the Offerees as the Offerees may have agreed to include in such offer in accordance with Section 6.2.2(iii), on terms no more favourable to the purchaser than the terms set forth in the Offer to Sell, to any Third Party which shall have been identified to the Offerees and which the Offerees have decided to be acceptable pursuant to Section 6.1.3 (the “Third Party Offer to Sell”).

If the Offering Partner has not at the end of the 180-day period specified in Section 6.2.3 completed the sale of the Offered Interest in accordance therewith, all the restrictions of transfer contained in this Article 6 shall again be in effect with respect to such Selling Partner’s Interest, and if thereafter such Special Partner desires to dispose of any portion of its Interest, it shall first comply with the provisions of this Article 6.

6.3          Third Party Offer to Purchase

6.3.1        If the Selling Partner receives a bona fide offer which it intends to accept from a Third Party to purchase any portion of the Selling Partner’s Interest which offer must be for a monetary consideration only, the Selling Partner shall cause such offer to be reduced to writing (the “Third Party Offer to Purchase”) by the Third Party and shall deliver to each and every Special Partner (the “Non-Selling Partners”) written notice of such intention (the “Sale Notice”).  The Sale Notice shall be signed by the Selling Partner and shall contain an offer to sell (the “Insider Offer”) such portion of the Selling Partner’s Interest to each of the Non-Selling Partners at the Prescribed Price and otherwise on the same terms as contained in the Third Party Offer to Purchase and shall be accompanied by a true copy of the Third Party Offer to Purchase.

6.3.2        The Non-Selling Partners by delivery to the Selling Partner of a written notice (a “Notice of Acceptance”) on or before the sixtieth (60th) calendar day after the date of delivery of the Sale Notice (the “Acceptance Period”) may:

(i)            accept the Insider Offer in such proportion amongst the Non-Selling Partners as they may indicate in the Notice of Acceptance and accept to purchase on the terms of the Insider Offer the Selling Partner’s Interest so offered and the Selling Partner shall sell such portion of its Interest to the Non-Selling Partners on such terms; or

(ii)           agree that the Selling Partner may sell such portion of its Interest, as provided in the Third Party Offer to Purchase, to the Third Party on the terms and conditions contained in the Third Party Offer to Purchase subject to the Non-Selling Partners participating in the sale in accordance with Section 6.4.1; or

(iii)          agree that the Selling Partner may sell such portion of its Interest, as provided in the Third Party Offer to Purchase, to the Third Party on the terms and conditions contained in the Third Party Offer to Purchase.

6.3.3        If at the expiration of the Acceptance Period, the Non-Selling Partners have not exercised their rights of first refusal with respect to all of the Selling Partner’s Interest offered, the Non-Selling Partners shall be deemed to have agreed to the Third Party Offer to Purchase as per Section 6.3.2 (iii), unless notice has been given under section 6.3.2 (ii) and the Selling Partner may, during the 60-day period after the expiration of the Acceptance Period sell to the Third Party such portion of its interest, as provided in the Third Party Offer to Purchase as per the terms set forth therein along with such additional portion of the Capital of the Partnership held by the Non-Selling Partners as the Non-Selling Partners have agreed to include in such offer in accordance with that Section 6.3.2 (ii).  Alternatively, if at the expiration of the Acceptance Period, the Non-Selling Partners have not replied to the Insider Offer the Non-Selling Partners shall be deemed to have agreed to the Third Party Offer to Purchase as per Section 6.3.2 (iii) and the Selling Partner may during the 60-day period after the expiration of the Acceptance Period sell to the Third Party such portion of its Interest, as provided in the Third Party Offer to Purchase as per the terms set forth therein.

6.3.4        If, at the end of the 60-day period specified in Section 6.3.3, the Selling Partner has not completed the sale of its Interest offered in accordance therewith, all the restrictions on Transfer contained in this Article 6 shall again be in effect with respect to such Selling Partner’s Interest and if thereafter such Special Partner receives a Third Party offer to purchase with respect to any portion of such Selling Partner’s Interest, such Selling Partner shall not sell any portion of its Interest pursuant to such Third Party offer to purchase unless it shall have first complied with the provisions of this Article 6.

6.4.         Piggy-Back Right

6.4.1        A Special Partner shall not be entitled to Transfer any portion of its Interest pursuant to a Third Party Offer to Purchase unless such offer contains an offer by the Third Party to all the other Special Partners to purchase the other Special Partner’s Interest or, if the Selling Partner is only selling a portion of its Interest, a percentage of the Interest of the other Special Partners equal to the percentage sold by the Selling Partner (the “Piggy-Back Offer to Purchase”).  The Piggy-Back Offer to Purchase shall contain terms and conditions identical to those contained in the Third Party Offer to Purchase.  The Piggy-Back Offer to Purchase shall be irrevocable and shall be open for acceptance by the Non-Selling Partners for the Acceptance Period.

6.4.2        A Special Partner shall not be entitled to transfer its Interest pursuant to a Third Party Offer to Sell unless such offer contains the obligation for the Third Party to purchase concurrently the Interest of the other Special Partners or, if the Selling Partner is only selling a part of its Interest, a percentage of the Interest of the other Special Partners equal to the percentage sold by the Selling Partner on the same terms and conditions as those applying to the sale of the Interest of the Selling Partner.  For such purpose, the Selling Partner shall cause the other Special Partners to be delivered with a copy of the Third Party Offer to Sell forthwith upon the Selling Partner receiving such Third Party Offer to Sell.

6.4.3        A party electing to exercise its rights under this Section 6.4 shall cooperate in taking all such actions as may be necessary to permit a sale to be completed within the applicable time limits specified in Sections 6.2.3 and 6.3.3, as the case may be.

6.5          Condition Precedent to Transfer

Notwithstanding anything to the contrary contained in this Article 6, no Selling Partner’s Interest may be transferred to any Third Party pursuant to this Article 6 unless such Third Party and, as the case may be, its Parent (if such is a condition to the acceptance of that Third Party by the Non-Selling Partners pursuant to Section 6.1.3) shall have executed an agreement in form and substance reasonably satisfactory to the Non-Selling Partners or Offerees, as the case may be, and the General Partner, providing that such Person and, as the case may be, its Parent shall fully comply with the terms of this Agreement.

6.6          Closing of Transfer of a Selling Partner’s Interest

Any notice specifying an election of a Non-Selling Partner to purchase any portion of the Selling Partner’s Interest pursuant to Section 6.3 or of an Offeree to purchase any portion of the Offered Interest of the Offering Partner pursuant to Section 6.2 shall indicate the place, time and date (which shall reflect the allowance of a reasonable period of time for the obtaining of any required governmental approvals in connection with such purchase) for the delivery of, and payment for, such portion of the Selling Partner’s Interest or, as the case may be, of the Offered Interest occurring as soon as practicable after compliance with the applicable provisions of Section 6.3 or 6.2, as the case may be.  Any Non-Selling Partner or Offeree, as the case may be, which has given a Notice of Acceptance shall be bound to purchase the portion of the Selling Partner’s Interest or, as the case may be, of the Offered Interest described therein for purchase and to pay the Prescribed Price therefor and discharge the other terms and conditions of the Insider Offer or Offer to Sell, as the case may be.  Any amount due and payable by the Selling Partner or the Offering Partner, as the case may be, to the Non-Selling Partners or Offerees, as the case may be, may be applied towards the payment of the Prescribed Price payable by such Non-Selling Partners or Offerees.

6.7          Prescribed Price

For purposes of this Article 6, the term “Prescribed Price” shall mean the price in cash indicated in the Third Party Offer to Purchase or Sell.

6.8          Delays for Governmental Approvals

Any time period specified in this Article 6 for completion of a sale shall be extended by such time as may be necessary to obtain required governmental consents or approvals.

7.             PROFITS AND LOSSES

7.1          Participation

The participation in the Net Profits and the allocation of Net Losses in the Limited Partnership by each Partner shall be equal to its Participation in the Limited Partnership.

The General Partner shall not participate in the allocation of Net Losses, except to the extent of its liability towards third parties.

7.2          Method of Calculation of Profits and Losses

Net Profits and Net Losses of the Limited Partnership shall be determined in accordance with Canadian generally accepted accounting principles consistently applied.

7.3          Net Losses, if Any

The General Partner shall be liable towards third parties for Net Losses, if any.  The Special Partners shall not be liable towards third parties for any Net Losses or other debts or liabilities of the Limited Partnership to any extent beyond their Interest.

7.4          Annual Allocation of Net Profits

Net Profits shall be allocated annually, as of the last Sunday of April of each year or as of any other date permitted under the taxation laws and regulations.

7.5          Interim Allocations

The General Partner may, at any other date, make an allocation to the Partners as determined by the General Partner.

7.6          Distribution

The General Partner shall cause the all annual Net Profits for any fiscal year to be distributed to the Partners as soon as possible after the determination of such annual Net Profits, such distributions to be calculated on the basis of the Participation of each Partner.  Notwithstanding the foregoing, the General Partner may retain within the Partnership any amounts which the General Partner determines to be necessary or desirable for the operations of the Partnership or the Business, the payment of liabilities or expenses of the Partnership or the setting aside of reserves to meet the reasonably anticipated cash needs of the Partnership.

8.             MANAGEMENT AND ADMINISTRATION OF THE LIMITED PARTNERSHIP

8.1          General Principles

8.1.1        The General Partner shall have the full and exclusive control of the Business and shall be in active control of the management and administration of the affairs of the Limited Partnership and shall take every decision binding on the Limited Partnership.

8.1.2        The Special Partners shall not transact any business on behalf of the Limited Partnership, nor act for it as mandatary or agent or have any power to sign for it or on its behalf or to bind it in any way.

8.1.3        However, the Special Partners may from time to time examine the state and progress of the affairs of the Limited Partnership and may only give advisory opinions as to its management and administration; for such purpose they shall meet with representatives of the General Partner as often as the Business may require, but in any event not less than once in each fiscal year.  In no event shall the General Partner be bound to follow the advice of any other Partner with respect to management of the Limited Partnership.

8.1.4        Subject to Sections 8.1.1 to 8.1.3, the General Partner shall permit each Special Partner, at such Special Partner’s expense, to visit and inspect the Limited Partnership’s properties, to examine its books of accounts and records, at such reasonable times as may be requested by the Special Partner.

8.2          Authority of General Partner

8.2.1        The General Partner shall manage the Partnership, with full power and authority to administer, manage, control and operate the Business and, except as otherwise provided in this agreement, shall have all power and authority, for and on behalf and in the name of the Partnership, to do any act, take any proceeding, make any decision and execute and deliver any instrument, deed, agreement or document, necessary for or incidental to carrying on the Business.

8.2.2        As part of its management and administrative duties for the Limited Partnership, the General Partner shall, at the expense of the Limited Partnership, provide management and management services, including all administrative services, as may be required from time to time to manage and administer the Limited Partnership.

8.2.3        All expenses incurred by the General Partner in managing and conducting the Business, including, without limitation, the General Partner’s own corporate and administrative expenses, and such professional, technical, administrative and other services and advice as it shall deem necessary, shall be charged to and reimbursed by the Limited Partnership.

8.2.4        The General Partner’s management fee, if any, to the Limited Partnership for providing any of the foregoing services shall be determined by the Partners by a written resolution signed by all Partners.

8.3          Powers and Duties of the General Partner

Without restricting the generality of Section 8.2, the General Partner, for and on behalf and in the name of the Limited Partnership and at the expense thereof, shall have the following duties and has all the powers and full authority therefor:

8.3.1        maintain complete and accurate records and books of account for the Limited Partnership including the Register as provided by Article 2239 of the Civil Code;

8.3.2        without restricting the generality of Section 8.3.1, maintain complete and accurate records and books of account of all operations and expenditures of the Limited Partnership;

8.3.3        execute any and all documents, agreements or instruments of any kind which the General Partner may deem appropriate in conducting the Business;

8.3.4        acquire by purchase or otherwise, own, hold, sell, assign, or otherwise dispose of moveable or immoveable property of any kind and wheresoever situated for such sums and on such terms and conditions as the General Partner may deem appropriate;

8.3.5        borrow money upon the credit of the Limited Partnership, limit or increase the amount to be borrowed; issue bonds, debentures or other securities of the Limited Partnership and sell the same for such sums and at such prices as may be deemed expedient or pledge the same as security for the obligations of the Limited Partnership; hypothecate, mortgage or pledge any moveable or immoveable property, present or future, of the Limited Partnership, to secure any such bonds, debentures or other securities, or give part only of such security for such purposes; constitute the hypothec, mortgage or pledge aforesaid; hypothecate the immoveable or moveable property of the Limited Partnership, or pledge or otherwise affect its moveable property, or give all such guarantees, to secure the payment of loans made otherwise than by the issue of bonds or debentures, as well as the payment or performance of any other debt, contract or obligation of the Limited Partnership, of a Partner or of any Person; make, draw, accept or endorse bills of exchange or promissory notes;

8.3.6        prosecute, defend and settle any actions at law or in equity brought by or against the Limited Partnership (other than any action or proceeding brought by a Partner to enforce the terms of this agreement) in such manner as it may deem expedient;

8.3.7        employ and pay for such professional or other assistance as it may deem necessary in the discharge of its duties;

8.3.8        employ such employees or agents as it may deem necessary or desirable to conduct the business of the Limited Partnership;

8.3.9        enter into such contracts or arrangements as it may deem necessary or convenient for the conduct of the Business;

8.3.10      open and use one or more bank accounts and designate and from time to time change the signatories to such accounts;

8.3.11      file returns required by any governmental or other authority;

8.3.12      contract with any Person to carry out any of the duties of the General Partner hereunder and delegate to such Person any power and authority of the General Partner hereunder, but no such contract or delegation will relieve the General Partner of any of its obligations hereunder; and

8.3.13      do anything that is necessary for or incidental to the carrying on of the Business.

8.4          Discharge of Powers and Execution of Functions

The General Partner, to the best of its ability, shall fully, properly and efficiently manage and administer the Limited Partnership for the joint interest, advantage and profit of the Partners, shall devote such of its time and attention as may be required to so manage and administer the Limited Partnership, and shall fully and faithfully perform all of its duties and obligations with respect thereto as set forth in this Agreement.

8.5          Protection of Limited Liability of Special Partners

The General Partner shall use commercially reasonable efforts to have any material transaction entered into by the Partnership that is not in the opinion of counsel for the Partnership governed exclusively by the laws in force in Québec include an express provision to the effect that all other parties thereto will have no recourse against any Special Partner except to the extent of its Interest.

8.6          Auditors and Financial Statements

The General Partner shall, following each annual general meeting of the shareholders of the General Partner, appoint the auditors of the Limited Partnership. The first auditors of the Limited Partnership shall be appointed following the first meeting of the shareholders of the General Partner following the execution hereof. Within 90 days after the end of each fiscal year and upon the dissolution of the Limited Partnership, the auditors of the Limited Partnership shall deliver to each Partner audited statements of profit and loss, income, assets and liabilities.

8.7          Fiscal year

The fiscal year of the Limited Partnership shall end on the last Sunday of the month of April of each year or on any other date determined by the General Partner in accordance with the taxation laws and regulations.

8.8          Signature of Cheques

Any cheque drawn on any bank account of the Limited Partnership and any other withdrawal therefrom may be signed by such Person or Persons as shall from time to time be designated by the General Partner.

8.9          Signature of Contracts

All contracts, agreements, documents and other instruments may be signed on behalf of the Limited Partnership by such Person or Persons as shall from time to time be designated by the General Partner.

8.10        Precedence of Civil Code

Nothing herein shall be deemed to derogate from the powers of the General Partner to manage and administer the Limited Partnership as set forth in Articles 2236 and following of the Civil Code and in the case of conflict the provisions of the Civil Code shall prevail.

9.             REPLACEMENT OR RESIGNATION OF PARTNERS

9.1          Replacement

Any General Partner may resign or may be replaced and a new general partner may be appointed unanimously by the Special Partners.

9.2          No Resignation

A General Partner or a Special Partner shall not resign if the effect of the resignation is to dissolve the Limited Partnership.

10.          DISSOLUTION OF THE LIMITED PARTNERSHIP

10.1        Events of Voluntary Dissolution

The Partnership shall be dissolved and shall end on the earliest of:

10.1.1      the authorization of such dissolution by the General Partner and the unanimous approval of such dissolution by the Special Partners;

10.1.2      the end of the fiscal year in which all of the property of the Partnership is sold or otherwise realized; or

10.1.3      the date which is 180 days after the date on which the General Partner or a sole Special Partner shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting the material allegations of a petition filed against it in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of it or all or any substantial parts of its properties, unless within such 180 day period a new General Partner shall have been appointed or another Person shall have acquired the Interest of the sole Special Partner.

10.2        Renewal, Reinstatement or Continuation

Should the Limited Partnership be dissolved for any reason not contemplated in this agreement, each Partner shall do all things necessary, and execute all such documents as may be required, to renew, reinstate or continue the Limited Partnership if permitted by law.

10.3        Liquidator

If the Limited Partnership is to be dissolved and not thereafter renewed, reinstated or continued, the General Partner shall serve as the liquidator of the Limited Partnership, unless the dissolution occurs as a result of the General Partner’s bankruptcy or insolvency in which case the Trustee in the bankruptcy of the General Partner shall be appointed as liquidator.

10.4        Liquidation of Assets

The liquidator shall prepare or cause to be prepared a statement of financial position of the Limited Partnership accompanied by the auditors’ report thereon.  The liquidator shall proceed diligently to wind-up the Business of the Limited Partnership and to distribute the net proceeds from the sale of the assets thereof in accordance with Section 10.5 hereof.

The assets of the Limited Partnership shall be sold as a going concern, if practicable, or otherwise liquidated and any Partner may be a purchaser of any or all thereof.

10.5        Distribution of Liquidation Proceeds

The proceeds of the liquidation and any other funds of the Limited Partnership shall be applied in the following order of priority:

10.5.1      first, to the payment of the liquidation costs and of the debts of the Limited Partnership;

10.5.2      second, to the distribution of the balance of any undistributed Net Profits allocated to the General Partner; and

10.5.3      third, the remainder of the proceeds, if any, shall be distributed to the Special Partners pro rata to their respective Participation.

11.          AMENDMENTS TO AGREEMENT

This agreement and any term or provision hereof may at any time or from time to time be modified, amended or waived, or additional or substituted terms or provisions incorporated herein, with the written consent thereto of all the Partners.

12.          GENERAL PROVISIONS

12.1  Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided.  Any such notice or other communication, if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or if delivered by courier shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee.  Notice of change of address shall also be governed by this section.  Notices and other communications shall be addressed as follows:

12.1.1              in the case of the General Partner:

3887961 Canada Inc.
1600, St-Martin blvd, East
Tower B, Suite 200
Laval (Quebec)

H7G 4S7

Attention of: Mr. Richard Fortin

Facsimile number: (450) 662-6648

with a copy to each Special Partner.

12.1.2              in the case of any Special Partner:

the address shown for each of them in the Register.

(Attention of: the President).

Notwithstanding the foregoing, any notice or other communication required or permitted to be given by either party pursuant to or in connection with any arbitration procedures contained herein or in any Schedule hereto may only be delivered by courier.

12.2  Successors and Assigns

This Agreement shall enure to the benefit of and be binding upon the parties hereto, their respective successors and assigns as permitted herein.

12.3  Additional Instruments

Each party shall execute and deliver all such further acts and deeds, as may be reasonably desirable or required for the purpose of giving full force and effect to this agreement or part thereof.

12.4  Time of Essence

Time is of the essence of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date first written above.

	MAC’S CONVENIENCE STORES INC.		DEPAN-ESCOMPTE COUCHE-TARD INC.

Per:	/s/ Richard Fortin	Per:	/s/ Richard Fortin
	Richard Fortin		Richard Fortin

	C CORP INC.		3887961 CANADA INC.

Per:	/s/ Richard Fortin	Per:	/s/ Richard Fortin
	Richard Fortin		Richard Fortin

INTERVENTION AGREEMENT TO

THE LIMITED PARTNERSHIP AGREEMENT

Between

ACT FINANCIAL TRUST

and

3887961 CANADA INC.

and

DÉPAN-ESCOMPTE COUCHE-TARD INC.

and

C CORP INC.

and

MAC’S CONVENIENCE STORES INC.

and

COUCHE-TARD/MAC’S L.P.

INTERVENTION AGREEMENT TO THE LIMITED PARTNERSHIP AGREEMENT entered into on the 27th day of April, 2001.

BETWEEN:

ACT FINANCIAL TRUST, acting by P. Jean Cléroux. in his capacity of sole trustee, a trust created under the Laws of the Province of Québec, having its place of business in the City of Montreal, Province of Québec, duly authorized for the purpose hereof as he so declares;

(the “Trust”)

AND:

3887961  CANADA INC., a corporation incorporated under the Canada Business Corporations  Act and having its head office at 1600 St-Martin Blvd East. Tower B, Suite 200, in Laval, Quebec, herein represented by Richard Fortin, its President and Secretary, duly authorized for the purpose hereof as he so declares;

(“GP”)

AND:

DÉPAN-ESCOMPTE COUCHE-TARD INC., a corporation incorporated under the Laws of Québec, having its head office in the City of Laval, Province of Quebec, represented herein by Richard Fortin, its Executive Vice-President and Chief Financial Officer, duly authorized for the purpose hereof as he so declares;

(“Dépan-Escompte”)

AND:

C CORP INC., a corporation incorporated under the Laws of Canada, having its head office in the City of Laval, Province of Quebec, represented herein by Richard Fortin, its Executive Vice-President and Chief Financial Officer, duly authorized for the purpose hereof as he so declares;

(“C Corp”)

AND:

MAC’S CONVENIENCE STORES INC., a corporation incorporated under the Laws of Ontario, having its head office in the City of Scarborough, Province of Ontario, represented herein by Richard Fortin, its Executive Vice-President and Chief Financial Officer, duly authorized for the purpose hereof as he so declares;

(“Mac”)

AND:

COUCHE-TARD/MAC’S L.P., a limited partnership created under the Laws of Québec, represented herein by its general partner, 3887961 Canada Inc., having its head office in the City of Laval, Province of Québec, which is hereby represented by Mr. Richard Fortin, its President, duly authorized for the purpose hereof as he so declares;

(the “Partnership”)

WHEREAS GP, Dépan-Escompte, C Corp and Mac entered into a limited partnership agreement on April 24, 2001 (the “Limited Partnership Agreement”);

WHEREAS Trust wishes to become a special partner of the Partnership and to contribute to the common stock of the Partnership;

WHEREAS Section 5.5 of the Limited Partnership Agreement provides that if a new special partner wishes to intervene in the Partnership, the new special partner shall execute an lntervention Agreement and the existing special partners and general partners shall give their written consent to that new admission;

NOW THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:

1.             RULES OF INTERPRETATION

1.1           Any term and definition of the present Intervention Agreement shall have the same meanings than those of the Limited Partnership Agreement.

1.2           This Intervention Agreement constitutes, an additional agreement to the Limited Partnership Agreement and the said Limited Partnership Agreement is part of this Agreement.

2.             NEW PARTY

2.1           The parties hereto agree that Trust becomes, as of the date hereof, a party of the Limited Partnership Agreement as special partner and thereby Trust shall have all the same rights and shall assume all the same obligations of any special partner as if Trust was an original signatory of the Limited Partnership Agreement.

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2.2           Trust hereby agrees to comply with all the obligations of a special partner pursuant to the Limited Partnership Agreement.

3.             CONTRIBUTION

3.1           The parties agree that the contribution of Trust shall be of $25,000,000, payable this day to the Partnership.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first hereinabove mentioned.

ACT FINANCIAL TRUST, acting by P. Jean Cléroux, in his capacity of sole trustee

Per:	/s/ P. Jean Cléroux
P. Jean Cléroux

COUCHE-TARD/MAC’S L.P., by 3887961 Canada Inc., its general partner

Per:	/s/ Richard Fortin
Richard Fortin

The following parties, by their signature of this agreement, hereby accept and acknowledge the intervention of ACT Financial Trust, acting by P. Jean Cléroux, in his capacity of sole trustee to the Limited Partnership Agreement of Couche-Tard/Mac’s L.P.

3887961 CANADA INC.		DÉPAN-ESCOMPTE COUCHE-TARD INC.

Per:	/s/ Richard Fortin	Per:	/s/ Richard Fortin
Richard Fortin		Richard Fortin

C CORP INC.		MAC’S CONVENIENCE STORES INC.

Per:	/s/ Richard Fortin	Per:	/s/ Richard Fortin
Richard Fortin		Richard Fortin

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LIMITED PARTNERSHIP AMENDMENT AGREEMENT entered into as of the 31st of December, 2002.

BETWEEN:	ACT FINANCIAL TRUST, a trust created under the Laws of the Province of Québec, herein acting by its sole trustee, Jean Cléroux;

(the “Trust”)

AND:	3887961 CANADA INC., a corporation incorporated under the Canada Business Corporations Act:

(“GP”)

AND:	DÉPAN-ESCOMPTE COUCHE-TARD INC. a company incorporated under the Laws of Québec;

(“Dépan-Escompte”)

AND:	COUCHE-TARD INC., a corporation incorporated under the Laws of Canada;

(“CTI”)

AND:	MAC’S CONVENIENCE STORES INC., a corporation incorporated under the Laws of Ontario;

(“Mac”)

AND:	COUCHE-TARD/MAC’S L.P. a limited partnership created under the Laws of Québec, acting and represented herein by its general partner, 3887961 Canada Inc.;

(the “Partnership”)

WHEREAS GP, Dépan-Escompte, CTI (formerly C Corp Inc.) and Mac entered into a limited partnership agreement on April 24, 2001 (the “Limited Partnership Agreement”);

WHEREAS further to the purchase by the Partnership of all the accounts receivables of Dépan-Escompte, CTI (formerly C Corp Inc.) and Mac, the capital contributions of each of Dépan-Escompte, CTI (formerly C Corp Inc.) and Mac were increased by $100,000.00 as of April 27, 2001;

WHEREAS the Trust intervened in the Limited Partnership Agreement on April 27, 2001 as a result of its Cdn$25,000,000.00 contribution to the capital of the Partnership:

WHEREAS further to those certain Purchase Agreements dated November 19, 2001, the capital contributions of Dépan-Escompte and CTI in the Partnership were increased by Cdn$15,074,499.00 and Cdn$28,092,896, respectively

WHEREAS Dépan-Escompte has on the date hereof conveyed its interest in the Partnership to CTI, its Affiliate; and

WHEREAS Article 5 of the Limited Partnership Agreement provides certain restrictions on the transfer by a Partner of its interest in the Partnership to an Affiliate;

NOW THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:

1.             RULES OF INTERPRETATION

1.1.       Any term and definition of the present Amendment Agreement shall have the same meanings than those of the Limited Partnership Agreement.

1.2.       This Amendment Agreement constitutes, an additional agreement to the Limited Partnership Agreement and the said Limited Partnership Agreement is part of this Agreement.

2.          TRANSFER

2.1.       The parties hereto agree that Dépan-Escompte, as of the date hereof, is no longer a party to the Limited Partnership Agreement as special partner and thereby CTI shall hold Dépan-Escompte’s former interest in the Partnership and shall have all the same rights and shall assume all the same obligations.

3.          LANGUAGE

3.1.       The parties hereto hereby acknowledge that it is their express wish that this Agreement and all documents, instruments and certificates contemplated hereby or given pursuant hereto be drawn in the English language only: les parties aux présentes reconnaissent que c’est leur volonté expresse que la présente entente et tous documents, instruments et certificats stipulés par les présentes ou donnés en vertu des présentes soient rédigés en anglais seulement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first hereinabove mentioned.

3887961 CANADA INC.	COUCHE-TARD INC.

Per:	Per:

Name:	Name:
Title:	Title:

MAC’S CONVENIENCE STORES INC.	DÉPAN-ESCOMPTE COUCHE-TARD INC.

Per:	Per:

Name:	Name:
Title:	Title:

COUCHE-TARD/MAC’S L.P. by 3887961 Canada Inc., its general partner	ACT FINANCIAL TRUST, acting by Jean Cléroux, its sole trustee

Per:	Per:

Name:	Name:
Title:	Title:

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